Exhibit 99.1

Senetek Receives $235,000 Settlement From Chemsyn Laboratories Lawsuit

NAPA, Calif., October 12, 2004 / PRNewswire-First Call/ — Senetek PLC (Nasdaq: SNTK - News), www.senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, today announced settlement of a lawsuit brought in June 2003 against Eagle-Picher Technologies Inc. and an affiliate for non-performance under a 1998 manufacturing contract for its Chemsyn Laboratories Division to supply an active ingredient in Senetek’s erectile dysfunction drug Invicorp®. Under the settlement terms, Senetek will receive a lump sum payment of $235,000 on December 1, 2004, in release of all claims.

Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skincare products primarily addressing photoaging and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in treating the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals International (formerly ICN), The Body Shop and Revlon. Senetek recently announced uniformly positive results from its long-term laboratory study of Zeatin, a patented, naturally occurring analogue of Kinetin, and commencement of pre-clinical testing of this new compound. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, and with Beiersdorf AG, Hamburg, to identify and evaluate additional new biologically active compounds for this high growth field. Senetek also recently announced the launch of Invicorp® in New Zealand and an agreement under which Ardana Bioscience Ltd. has assumed responsibility for completing Invicorp regulatory approvals in Europe and launching the product there.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that might imply successful completion of pre-clinical and clinical trials of Zeatin and its future commercial potential, and successful evaluation and development of new compounds in collaboration with the Institute of Experimental Botany and Beiersdorf AG. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2002 and are described in the Company’s Annual Report on Form 10-K for the year 2003. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.